                                  EXHIBIT 10.7


                       PORTIONS OF THIS EXHIBIT HAVE BEEN
                 OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
        TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND
           EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".

            --------------------------------------------------------


                       RESTATED FOREIGN LICENSE AGREEMENT

                           Dated as of January 1, 1985

            --------------------------------------------------------




                            THE POLO/LAUREN COMPANY,

                                                as Licensor

                                     - and -


                                  L'OREAL S.A.,

                                                as Licensee



            --------------------------------------------------------

                       RESTATED FOREIGN LICENSE AGREEMENT

                  AGREEMENT dated as of January 1, 1985 by and between The Polo/Lauren Company, a New York limited partnership (hereinafter referred to as the "Licensor"), with a place of business at 40 West 55th Street, New York, New York 10019 and L'Oreal S.A. (the "Licensee"), with a place of business at 41, Rue Martre, 92117 Clichy Cedex, France.

                  A. Ralph Lauren ("Lauren") is a leading designer of men's, women's and children's apparel and related accessories and, since 1978, the various products designed by Lauren have been marketed and sold internationally under various names and trademarks owned by Licensor;

                  B. Licensee is a leading manufacturer, marketer and innovator in the field of perfumes and fragrances, cosmetics, toiletries and personal hygiene products and has developed worldwide expertise in this field;

                  C. Licensor and Warner/Lauren Ltd. entered into an agreement (the "Foreign License Agreement") dated as of November 22, 1976 (executed on June 30, 1978) relating to the manufacture, distribution and sale outside of the United States of America of fragrances, cosmetics and related products under certain trade names, trademarks and/or product names owned and used by Licensor and its affiliates. Pursuant to a stock purchase agreement dated January 13, 1984 and a subsequent series of corporate mergers and restructurings, Cosmair, Inc. ("Cosmair") has assumed all the rights, duties and obligations of Warner/Lauren Ltd. under the Foreign License Agreement and other related agreements, as evidenced by a certain Assumption Agreement dated September 13, 1984. As of the effective date hereof, Licensee has been assigned and has assumed all the rights, duties and obligations of Cosmair under the Foreign License Agreement;

                  D. It is the desire and intention of the parties to this Agreement to amend and restate the provisions of the Foreign License Agreement, which previously has been formally amended on three occasions, and to set forth in one document the respective rights, duties and obligations of Licensor and Licensee from this date forth, in connection with the grant to Licensee of the sole and exclusive worldwide rights (exclusive of the United States of America, its territories and possessions, including without limitation, Puerto Rico) to use certain Names (as hereinafter defined) as trade names, trademarks and/or product names in the manufacture, use and sale of men's and women's fragrances, scents, cosmetic preparations, personal hygiene products and toiletries, including, without limitation, those described in Schedule A annexed hereto and made a part hereof (the "Licensed Products").

                  IN CONSIDERATION of the foregoing premises and of the mutual covenants herein contained, the parties agree as follows:

                  1. Definitions.

                     Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this paragraph, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined.

                  "Affiliates" shall mean all persons or business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter own, or are owned or controlled, directly or indirectly by Licensee.

                  "Collateral Statement" shall have the meaning assigned to that term in paragraph 6.1 of this Agreement.

                  "Cosmetic Royalty Products" shall mean those Royalty Products which are cosmetic preparations, including specifically the ones described under the caption Cosmetic Preparations in Schedule A annexed hereto.

                  "Cosmetics Royalty" shall have the meaning assigned to that term in paragraph 4.3 of this Agreement.

                  "Current Names" shall mean "Ralph Lauren", "Lauren", "Monogram", "Tuxedo", "Chaps" and "Polo" and all combinations and forms of such names.

                  "Design Agreement" shall mean the Foreign Design and Consulting Agreement dated the date hereof between Ralph Lauren, individually and d/b/a Ralph Lauren Design Studio and Licensee.

                  "Foreign License Agreement" shall have the meaning assigned to that term in recital C to this Agreement.

                  "Full Priced Royalty Products" shall have the meaning assigned to that term in paragraph 4.6(e) of this Agreement.

                  "Japanese Royalty" shall have the meaning assigned to that term in paragraph 4.4 of this Agreement.

                  "Launch Line" shall mean the first collection of products to bear a newly developed Special Name.

                  "Lauren" shall have the meaning assigned to that term in recital A to this Agreement.

                  "License" shall have the meaning assigned to that term in paragraph 2.2 of this Agreement.

                  "Licensed Products" shall have the meaning assigned to that term in recital D to this Agreement.

                  "Licensee" shall have the meaning assigned to that term in the preamble to this Agreement.

                  "Licensor" shall have the meaning assigned to that term in the preamble to this Agreement.

                  "Names" shall mean the Current Names and all trade names and trademarks currently or hereafter used by Licensor or Lauren, or by any business entity owned or controlled, directly or indirectly, by any of them, including, without limitation, PFI, for or in connection with any line of clothing designed by or for Lauren or under his supervision or control.

                  "Net Sales" shall have the meaning assigned to that term in paragraph 4.6(c) of this Agreement.

                  "PFI" shall mean Polo Fashions, Inc., a New York corporation controlled by Lauren.

                  "Promotion Products" shall have the meaning assigned to that term in paragraph 4.6(f) of this Agreement.

                  "Regular Royalty" shall have the meaning assigned to that term in paragraph 4.2 of this Agreement.

                  "Royalty" shall have the meaning assigned to that term in paragraph 4.1 of this Agreement.

                  "Royalty Products" shall mean Licensed Products sold or marketed by Licensee, its Affiliates or Sublicensees under trade names, trademarks or product names licensed under this Agreement.

                  "Royalty Statement" shall have the meaning assigned to that term in paragraph 6.1 of this Agreement.

                  "Semi-Annual Accounting Period" shall have the meaning assigned to that term in paragraph 4.6(a) of this Agreement.

                  "Special Name" shall have the meaning assigned to that term in paragraph 2.5(a)(ii) of this Agreement.

                  "Sub-licensees" shall have the meaning assigned to that term in paragraph 11.3 of this Agreement.

                  "Territory" shall mean all parts of the world exclusive of the United States of America, its territories and possessions (including, without limitation Puerto Rico) and any military bases and duty free shops situated therein.

                  2.       License.

                  2.1 The Foreign License Agreement is hereby superseded, and the rights, duties and obligations of the parties from this date forth shall be governed by this Agreement; provided that the obligations of the licensee under the Foreign License Agreement prior to this date shall continue to be governed by the Foreign License Agreement. Licensee shall cause Cosmair to remit royalties with respect to sales of Licensed Products made prior to this date as required under the Foreign License Agreement.

                  2.2 The Licensor grants to the Licensee the exclusive right, license and privilege (the "License") to use the Names in any form or forms and any and all crests, symbols, logos and identifying marks (including, without limitation, the likeness of Ralph Lauren) associated with the Names, and all other names and marks which the Licensor, Lauren, PFI or any business entity which is now or hereafter owned or controlled, directly or indirectly, by them may hereafter develop or own (except such other names and marks as are not used in connection with any fashion related product), as trade names and/or trademarks and/or product names, whether or not registered or registrable with any government authority, in connection with the manufacture, sale, marketing, use, and other commercial exploitation of the Licensed Products in the Territory. The License shall be exclusive even as to the Licensor. Except as otherwise specifically provided herein, it is understood and agreed that the License applies solely to the use of the Names in connection with Licensed Products and that no use of the Names on any other products or outside of the Territory is authorized or permitted.

                  2.3 Notwithstanding anything to the contrary set forth in paragraph 2.2 hereof or elsewhere in this Agreement:

                           (a) Licensee shall not, without the prior written consent of Licensor, use a Name as a trade name, trademark or product name for any of the following products or any similar product: false fingernails, mouthwash/breath freshener/throat lozenges, therapeutic preparations (excluding over-the-counter cosmetics), feminine hygiene deodorant, douches, eye drops, appliances and devices; and

                           (b) If any of the Names or any combinations or forms of words using any of the Names are to be used by any of Licensee's Affiliates as a corporate name, such Affiliate (using such name) shall first execute a letter agreement in the form set forth on Schedule B annexed hereto.

                  2.4 Licensee shall have the right to assign or transfer the License only as provided in paragraph 11.2 hereof and to grant sublicenses only as provided in paragraph 11.3 hereof.

                  2.5 Notwithstanding anything to the contrary set forth in paragraph 2.2 or elsewhere in this Agreement:

                           (a) If after the date hereof Licensor or Lauren or any business entity owned or controlled, directly or indirectly, by either of them, proposes to use a Special Name (as hereinafter defined) as a trade name or trademark for or in connection with any line of clothing or line of other fashion related product, the following provisions will apply:

                                    (i) Licensor will (x) notify Licensee
                           promptly after a decision has been made to use such a Special Name as aforesaid, which notice shall set forth the Special Name proposed to be used and shall describe, to the extent then practicable, the line of clothing or other fashion related product with respect to which such Special Name is proposed to be used and the proposed retail and wholesale price range, quality and method of marketing such line of clothing or other fashion related product, and (y) notify Licensee promptly after the Launch Line of such clothing or Launch Line of such other fashion related product has been initially shipped to retailers and other major customers, which notice will provide such other and additional information as is then available with respect to the proposed retail and wholesale price range of such product and the quality and method of distribution of the same and will include a full and complete description of all orders received and merchandise shipped with respect to each item in the Launch Line;

                                    (ii) Licensee shall have a period of ninety
                           (90) days from the date of its receipt of the notice referred to in clause (y) of subpara graph 2.5(a)(i) (and no fewer than one hundred eighty (180) days from the date of its receipt of the notice referred to in clause (x) of said subparagraph 2.5(a)(i)) to give notice (the "Licensee's Notice") to Licensor that Licensee intends to use the Special Name as a trade name or trademark for a line of Licensed Products to be marketed by Licensee and/or its Affiliates or Sublicensees. If Licensee timely gives Licensor the Licensee's Notice, Licensee shall have a period of two (2) years from the date on which Licensee's Notice is so given to commence shipment to retailers or other customers in any part of the Territory of a Launch Line of Licensed Products marketed under the Special Name (as a trademark or trade name). Licensor will cooperate in all reasonable manners and respects to enable Licensee to so commence to distribute such a line of Licensed Products within the aforesaid two (2) year period. Such line of Licensed Products shall, when so marketed, constitute Royalty Products and all of the provisions contained in this Agreement with respect to Royalty Products, including the provisions of paragraph 8.2(a) hereof, shall apply with respect thereto;

                                    (iii) If Licensee has duly received each of
                           the notices referred to in subparagraph 2.5(a)(i) and if Licensee has failed to timely give Licensor Licensee's Notice or, having timely given Licensee's Notice, Licensee has failed within the two (2) year period provided for in subparagraph 2.5(a)(ii) to commence shipment to retailers or other customers of the Launch Line of Licensed Products, as aforesaid (provided that Licensor and Lauren shall have cooperated in all reasonable manners and respects to enable Licensee to so commence to distribute such Launch Line of Licensed Products within the said two
                           (2) year period) then, and in such event (x) Licensee shall not thereafter have the right, license and privilege to use such Special Name as a trade name, trademark or product name for or in connection with the manufacture, sale, marketing or other exploitation of Licensed Products, and (y) the Special Name shall not after such failure to give notice or the expiration of such two (2) year period be covered by the provision of this Agreement, but this Agreement shall not otherwise be affected thereby and shall for all other purposes remain in full force and effect and binding upon the parties hereto.

                  The term "Special Name" shall mean a Name and all crests, symbols, logos and identifying marks associated with the Name except (x) any Current Name and any crest, symbol, logo and identifying mark (including, without limitation, the likeness of Ralph Lauren) associated with a Current Name and any name, crest, symbol, logo and identifying mark which would be confusingly similar thereto, (y) any Name and any crest, symbol, logo and identifying mark associated therewith hereafter, at any time, used by Licensee, its Affiliates or Sublicensees as a trade name, trademark or product name for a Royalty Product and any name, crest, symbol, logo and identifying mark which would be confusingly similar thereto, and (z) any Name if Lauren is or is to be referred to or described in any packaging, advertisement or other promotion of any Licensed Product marketed under such Name (as a trade name, trademark or product name) as the creator, designer or developer of such Licensed Product, or if Lauren or PFI are or are to be referred to in any such packaging, advertisement or other promotion as the owner, manufacturer or distributor of the same;

                           (b) Licensee may propose to Licensor new trademarks, trade names or product names for use in connection with products Licensee wishes to commercialize in conjunction with the name or likeness of Ralph Lauren. Licensee shall not commence use of any such trademarks, trade names or product names unless

         Licensor shall have prior thereto expressly approved the same in writing, in its sole discretion, in which event Licensee shall file to register or have registered, in the name of Licensor and at Licensee's expense, such trademarks, trade names or product names in accordance with paragraph 8.1 of this Agreement.

                           (c) Licensee acknowledges that Licensor has entered into an agreement with Dos Munecos S.A.C.I.F. ("Dos Munecos") which precludes Licensor from authorizing the sale of Licensed Products in Argentina. Licensee agrees not to commence the promotion, marketing or sale of Licensed Products in Argentina or to attempt to register any Name or any associated crests, symbols, logos or identifying marks in Argentina unless and until Licensor has advised Licensee in writing that Dos Munecos has consented to same or that same would not conflict with Licensor's agreement with Dos Munecos.

                  3.       Term of License.

                  The term of the License and this Agreement shall continue in perpetuity, unless terminated in accordance with article 10 hereof.

                  4.       Royalty.

                  4.1 In consideration of the License, the Licensee shall pay to the Licensor the "Regular Royalty", the "Cosmetics Royalty" and the "Japanese Royalty", all of which shall collectively be referred to as the "Royalty."

                  4.2 The Regular Royalty shall be equal to [* * *] percent [***] of the Licensee's Net Sales excluding that portion of Net Sales attributable to (i) Cosmetic Royalty Products or (ii) sales of Royalty Products to or in Japan.

                  4.3 The Cosmetics Royalty shall be equal to the following percentages of Licensee's Net Sales of Cosmetic Royalty Products (excluding those made to or in Japan) for the calendar years indicated:

                                                        Cosmetics
                  Calendar Year                      Royalty Percentage

                  1985                                       [***]
                  1986 and 1987                              [***]
                  1988                                       [***]
                  1989 and thereafter                        [***]


                  4.4 The Japanese Royalty shall be equal to [***] percent [***] of Licensee's Net Sales to or in Japan; provided, however, that prior to the time Licensee shall commence sales of Royalty Products in Japan, Licensor and Licensee shall negotiate in good faith and agree upon an appropriate launch period during which the Japanese Royalty shall be waived by Licensor.

                  4.5 The Regular Royalty, the Cosmetics Royalty and the Japanese Royalty shall be paid as follows: With respect to each Semi-Annual Accounting Period, the entire Regular Royalty, Cosmetics Royalty and Japanese Royalty for such Semi-Annual Accounting Period shall be paid on or before the fifteenth day of the third month next following the end of such Semi-Annual Accounting Period.

                  4.6 The following terms, as used in this Agreement, shall have the meanings hereinafter set forth:

                           (a) The term "Semi-Annual Accounting Period" as used herein shall mean each 6-month period ending June 30 and December 31 of each year during the term of this Agreement, except that the first Semi-Annual Accounting Period hereunder shall be the period from the date hereof through June 30, 1985.

                           (b)      [Intentionally Omitted]

                           (c) The term "Net Sales" as used herein shall mean the gross sales made by Licensee and its Affiliates, and Sublicensees to (i) retailers or to ultimate consumers (as in the case of accommodation sales to their respective employees and to others) of Full-Priced Royalty Products excluding amounts received for shipping charges and sales, excise or other taxes which are collected by them, and less all allowances, discounts, returns and bad debts and (ii) to wholesalers which are not Affiliates or Sublicensees of Full-Priced Royalty Products excluding amounts received for shipping charges and sales, excise or other taxes which are collected by them, and less all allowances, discounts, returns and bad debts. Net Sales shall be calculated on the basis of the local currency in which said Net Sales are made. The term "bad debts" as used in this subparagraph shall mean accounts receivable of Licensee and its Affiliates and Sublicensees arising from the aforesaid sales of Full-Priced Royalty Products which have not been paid within 120 days after the due date; provided, however, that if any bad debt is subsequently collected, then, and in such event, the amount thereafter collected on account of such bad debt shall, upon collection, be included in the Licensee's Net Sales for the period collected. Sales of Licensed Products between Licensee and its Affiliates and Sublicensees (or persons, firms, corporations or businesses with rights to use the Names and Licensed Products outside the Territory), or between said Affiliates and Sublicensees, shall not be included in the calculation of Licensee's Net Sales, provided such sales are made solely for the purpose of further resale.

                           (d)      [Intentionally Omitted]

                           (e) The term "Full Priced Royalty Products" as used herein shall mean all Royalty Products except (i) display materials, samples and dummies and (ii) Promotion Products.

                           (f) The term "Promotion Products" shall mean Royalty Products which are sold to retailers (x) at a price yielding less than the mark-up or profit margin generally realized by the Licensee, its Affiliates or Sublicensees (as the case may be) upon the sale by them to retailers of Royalty Products (y) to enable such retailers to resell such products to ultimate consumers in conjunction with the sale by such retailers to ultimate consumers of other Royalty Products (which are not Promotion Products), and (z) for the purpose of promoting the sale of such other Royalty Products; provided, however, that notwithstanding the foregoing if the Cost of Goods (as hereinafter defined) to Licensee or its Affiliates or Sublicensees (as the case may be) of a Royalty Product is not greater than [***] percent [***] of the price at which such product is sold by them to retailers, then, and in such event, such Royalty Product shall not be deemed a Promotion Product. The "Cost of Goods" of a Royalty Product shall include and consist of (i) the variable costs of materials (including packaging, components, chemicals) and all other manufacturing costs directly traceable to the production of units of the Royalty Product, (ii) all direct labor costs, and (iii) an appropriate allocation of all fixed costs consisting of all manufacturing costs and overhead not traceable to specific units of production (such as rent, heat, plant manager, etc.), all in conformity with normal industry practice. Licensee shall sell or give away products which are not Royalty Products in conjunction with Royalty Products only with Licensor's prior approval (or with Lauren's approval given pursuant to paragraphs 2(h) and 4(f) of the Design Agreement), to be exercised in Licensor's sole discretion. Sales of such products shall nevertheless be subject to royalty payments pursuant to this paragraph 4 unless otherwise agreed by Licensor and Licensee or unless such products are purchased from Licensees of Licensor and Lauren in transactions from which Licensor and Lauren will derive their full royalty and compensation (as the case may be) fees or unless the Cost of Goods of such products to Licensee or its Affiliates or its Sublicensees (as the case may be) is greater than [***] percent [***] of the price at which such products are sold by them to retailers. Upon Licensor's request, Licensor and Licensee shall review periodically Licensee's promotional practices hereunder, and should said review reveal that Licensee is deriving excess profits on sales of said non-Royalty Products, Licensor and Licensee shall negotiate in good faith an appropriate royalty to be paid in connection with said sales.

                  5.       Foreign Currency.

                  5.1 Licensee shall pay (or cause to be paid) Royalties due hereunder pursuant to Article 4 in New York in United States currency in accordance with Licensor's instructions. If payment of a Royalty is made to Licensor in the United States (not directly from the country in which the sales were made) in United States currency, the conversion of foreign currency to United States dollars shall be at the prevailing exchange rate at Manufacturers Hanover Trust Company, New York, New York at the close of business on the last day of each Semi-Annual Accounting Period for which such Royalty payment is made. In the case of payments of Royalties made directly from the country in which Full-Priced Royalty Products are sold, remittances of Royalties to Licensor in United States currency shall be made by converting the currency upon which Net Sales are calculated at the prevailing exchange rate at a leading bank in such country normally used by Licensee or its Affiliate or Sub-licensee as a depository at the close of business on the due date of payment or on the payment date if prior to the due date of payment. Licensor will cooperate, at Licensee's expense, in preparing, filing and executing any documents or instruments required by Licensee to convert the funds into United States currency or to transfer such funds to Licensor (as the case may be) in the United States. It is the intention of the parties hereto that the calculation of Royalties due to Licensor shall be based upon a conversion to United States dollars from the local currency in which the sales of Royalty Products are made without regard to any intermediary currency transactions. It is also the intention of the parties hereto to eliminate any speculative activity of either party which may be undertaken to the detriment of the other with respect to the exchange rates.

                  5.2 In countries where foreign remittances of royalties are prohibited or partially restricted, Royalties shall be paid locally to a bank account in such country specified by Licensor. If foreign remittances are only partially restricted, Licensor and Lauren (pursuant to the Design Agreement), on the one hand, and Licensee on the other hand, shall share equally the total proceeds (whether monetary or non-monetary) permitted to be remitted from any such country (Licensor's and Lauren's combined share (including royalties and compensation paid locally) not to exceed the Royalty and Compensation payments to which they are entitled pursuant hereto and to the Design Agreement). Licensee shall confer with Licensor at the latter's request in order to discuss available alternative procedures, to the extent practicable and permitted by law, which would permit the payment of Royalties in the United States. Licensee will cooperate, at Licensor's expense, in preparing, filing and executing any documents or instruments required by Licensor to convert the funds into United States currency or to transfer such funds to Licensor in the United States.

                  5.3 Licensor and Licensee shall jointly decide whether a program for the sale of Licensed Products should be undertaken or continued in any country which prohibits the payment of royalties both internally and externally.

                  5.4 Licensee shall use diligent efforts to provide Licensor, within seventy-five (75) days of the end of each of the first and third calendar quarters of each calendar year, with informal statements of Net Sales by country in the local currency during each such quarter ended in order that Licensor may have the opportunity to protect Royalty remittances from currency fluctuations.

                  6.       Records and Reports.

                  6.1 With each payment of a Royalty made pursuant to article 4 hereof, Licensee shall furnish to Licensor a statement (the "Royalty Statement") which shall show for the relevant period, separately with respect to each country (or groupings of countries where more practicable when currency conversions are not involved), each range of Royalty Products and each kind of Promotion Product: (i) the aggregate amount of Licensee's gross sales and Licensee's Net Sales of the same and the aggregate amount of Licensee's returns of and allowances for such products and the sales by units for each Royalty Product, and (ii) the aggregate amount of each Affiliate's and Sublicensee's Net Sales as reflected in Collateral Statements (as hereinafter defined) received by Licensee during the relevant period. Each Royalty Statement shall contain a separate certificate by an officer of Licensee to the effect that Promotion Products referred to therein as sold by Licensee comprised "Promotion

Products" as defined in this Agreement. A true and complete copy of each Collateral Statement referred to in a Royalty Statement shall be furnished to Licensor together with the Royalty Statement. Licensor shall have a period of one (1) year after receipt of each Royalty Statement to object thereto by delivering to Licensee a written statement ("Notice of Disagreement") setting forth in detail the item or items objected to and the Licensor's reasons therefor, except that Licensor shall have a period of two (2) years after receipt of a Royalty Statement to assert a claim (by a Notice of Disagreement) that Promotion Products referred to in the Royalty Statement were in fact Full Priced Royalty Products. If Licensor does not timely object to items set forth in a Royalty Statement by delivering a Notice of Disagreement within the time allowed, such items contained in the Royalty Statement as to which timely objection was not made shall be deemed to be conclusive and binding upon Licensor and Licensee.

                  Licensee shall require that its Affiliates and Sublicensees furnish to Licensee a statement (the "Collateral Statement") on or before the end of the fifteenth day of the second month next following the end of each Semi-Annual Accounting Period which shall show for the Semi-Annual Accounting Period then last ended prior to the date of such statement, separately with respect to each country (or groupings of countries where more practicable when currency conversions are not involved), each range of Royalty Products and each kind of Promotion Product, the aggregate amount of the Affiliate's or Sublicensee's (as the case may be) gross sales and Net Sales of the same and the aggregate amount of returns of and allowances for such products. In addition to the above information, each Royalty Statement and Collateral Statement shall set forth (i) with respect to each account receivable of the Licensee, Affiliate or Sublicensee, as the case may be, constituting a bad debt (as hereinabove defined) the following information: the name and address of the account receivable debtor, the amount of the account receivable of such debtor constituting a bad debt and the date of the invoice or bill which remains unpaid in whole or in part (thereby creating the bad debt) and (ii) with respect to each bad debt from a prior accounting period which was collected during the accounting period covered by a Royalty Statement or Collateral Statement the following information: the name and address of the account receivable debtor, the amount of the bad debt from a prior accounting period which was collected during the accounting period covered by the Royalty Statement or Collateral Statement and the date of the earlier Royalty Statement or Collateral Statement on which the bad debt had been charged against Licensee's, the Affiliate's or the Sublicensee's Net Sales.

                  6.2 During the term of this Agreement Licensee shall keep at its office complete and accurate books and records pertaining to Licensee's obligations hereunder. Such books and records shall show, by kind, quantity and name of customer, (i) the volume in local currency of all sales of Royalty Products and Promotion Products Trade made by Licensee and its Affiliates, (ii) the Cost of Goods of Promotion Products, (iii) the accounts receivable and bad debts of Licensee and its Affiliates and (iv) the names and addresses of all

Sublicensees. Licensee shall require that its Sublicensees maintain similar books and records.

                  Licensor shall have and is hereby granted the right, to be exercised no more frequently than once in any Semi-Annual Accounting Period, to have Licensee's said books and records examined by a certified public accountant or other representative selected by Licensor for the purpose of verifying the Royalty Statements. Licensee shall permit access to its books and records for the purpose of such examination during the normal hours of business upon receipt of notice from Licensor not less than five (5) business days in advance of the requested date of examination. Such examination requested by Licensor shall be made at Licensor's sole cost and expense, except that if upon any such examination Licensor shall determine and demonstrate that the amount of Licensee's Net Sales as set forth in a Royalty Statement has been understated by more than three (3%) percent then, and in such event, Licensee shall reimburse Licensor for the fair and reasonable cost to Licensor of its examination of Licensee's books and records for the period covered by such understated Royalty Statement. Licensee shall procure for Licensor a similar right, to be exercisable no less frequently than once in any Semi-Annual Accounting Period, to have the books of each Affiliate and Sublicensee examined for the purpose of verifying Collateral Statements. Each Affiliate and Sublicensee shall further agree that any such examination requested by Licensor shall be made at Licensor's sole cost and expense, except that if upon any such examination Licensor shall determine and demonstrate that the amount of the Affiliate's or Sublicensee's

(as the case may be) Net Sales as set forth in a Collateral Statement has been understated by more than three (3%) percent then, and in such event, the Affiliate or Sublicensee shall reimburse Licensor for the fair and reasonable cost to Licensor of its examination of the Affiliate's or Sublicensee's books and records for the period covered by such understated Collateral Statement.

                  7. Representations and Warranties.

                  7.1 Licensor hereby makes the following representations and warranties to Licensee:

                           (a) As of November 22, 1976, PFI was the registered owner of, and Lauren had consented to the use of his name in connection with the registration of, among others, the trademarks (i) "Polo (with design) by Ralph Lauren", United States Patent Office Registration No. 978,166 covering certain products in U.S. Class 39, (ii) "Ralph Lauren" (and Polo Player Design), United States Patent Office Registration No. 984,005 covering certain products in U.S. Class 39, (iii) "Chaps by Ralph Lauren", United States Patent Office Registration No. 1,016,955 covering certain products in U.S. Class 39, and (iv) "Polo by Ralph Lauren" covering certain products in Class 26. PFI and Lauren, by written instrument duly and fully executed by them, have consented to, and have agreed to interpose no objection to, the registration, use and licensing of the foregoing trademarks, the Names and all other names and marks which either or both (or any business entity which is now or hereafter owned or controlled, directly or indirectly, by either or both of them), may hereafter develop or own (except such other names and marks as are not used in connection with any fashion related product) in connection with the manufacture and/or distribution and sale of Licensed Products by Licensee, its Affiliates and Sublicensees as contemplated by this Agreement;

                           (b) Licensor has the full right, power and authority to execute and deliver, and perform the terms of, this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any agreement to which Licensor is a party or by which it may be bound; and

                           (c) Without limiting the generality of the last preceding subparagraph, Licensor has the full right to grant the License. Licensor is not a party to or bound by any agreement in conflict herewith or with any provision hereof. Except to the extent of the restriction referred to in paragraph 2.5(c) hereof, Licensor has not granted to any other person, firm, corporation or business any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in correction with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee hereunder.

                  7.2 Licensee hereby makes the following representations and warranties to Licensor:

                           (a) Licensee has the full power and authority to enter into this Agreement and to perform its obligations hereunder and the consummation of the transactions contemplated hereunder will not violate any agreement to which Licensee is a party or by which it may be bound; and

                  (b) This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

                  8.       Additional Covenants.

                  8.1      Licensor covenants and agrees as follows:

                           (a) Except as expressly provided in paragraph 2.5 of this Agreement and only on the terms and conditions set forth therein, Licensor will not, and will not permit any business entity owned or controlled by it to, grant any person, firm, corporation or business (other than Licensee) any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee hereunder;

                           (b) During the term of this Agreement Licensee shall have and is hereby granted the right, without cost or expense to Licensor, to file or cause its Sublicensees to file for registration of the Names as applied to the Licensed Products in all parts of the Territory where it proposes, directly or through its Sublicensees, to manufacture and/or market and sell Royalty Products (it being understood that such registrations shall be obtained in the name of Licensor and, accordingly, Licensor shall have the right, title and interest in any trade names or trademarks so registered subject to the exclusive License of Licensee granted hereby). Licensee shall have the right, to the extent permitted by law, to make application to register Licensee and/or its Sublicensees as permitted users or registered users of such trade names or trademarks in all parts of the Territory and Licensor hereby appoints Licensee as its attorney-in-fact to apply for and register, in the name of Licensor, in any part of the Territory all trade names and trademarks which make use of the Names or are associated therewith as applied to Licensed Products. Licensor shall have the right to approve the form of registered user agreement, which approval will not be unreasonably withheld or delayed by Licensor. Licensee shall provide Licensor with copies of all applications filed and registrations obtained and shall include Licensor on its or its trademark counsel's trademark watch and distribution list so as to keep Licensor apprised of any applications, registrations, oppositions and proceedings relating to the trade names and trademarks which make use of the Names or are associated therewith. Licensor will cooperate with Licensee in all manners and respects, but at Licensee's expense, to enable Licensee to obtain the aforesaid registrations, and Licensor will execute any further agreements, documents and instruments as my be necessary to effect the same. Nothing herein shall (x) subject only to the provisions of paragraph 2.5 of this Agreement, preclude Licensee from using a Name for a Licensed Product in any part of the Territory for the purposes set forth in this Agreement without registration of the same, or (y) preclude Licensor from filing, at Licensor's own cost and expense, for registration any of the Names in any part of the world; if any name is registered in any part of the Territory at Licensee's request Licensor will promptly execute and return to Licensee a letter confirming that such registered trade name or trademark is covered by this Agreement;

                           (c) Licensor will not during the term of this Agreement, or at any time thereafter, disclose to any person, firm, corporation or business (other than the licensee with respect to Licensed Products in the United States of America, if required in connection with a program for Licensed Products there) any confidential information (including, without limitation, customer lists) concerning the conduct of the business and affairs of Licensee or any Affiliate of Licensee which Licensor may have acquired during the course of this Agreement except as may be required pursuant to law and then only upon advance notice to Licensee;

                           (d) Licensor shall protect, indemnify and save harmless Licensee and each of Licensee's officers, directors, employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of Licensor contained in this Agreement. Licensee shall have the right in its discretion, and with counsel of its own choosing, to take any action, legal or otherwise, in its own name and/or in the name of Licensor, at Licensee's discretion, to protect any trade name or trademark covered by the License from infringement, counterfeiting or passing off. Prior to taking any such action, Licensee shall advise Licensor of its intention to commence the proposed action and thereafter, at Licensor's request, shall promptly furnish Licensor with copies of relevant documents and keep Licensor advised of developments relating to the action. Licensor shall cooperate with Licensee and, if requested, shall join as a plaintiff in any such action with counsel designated by Licensee. Any legal expenses incurred in the prosecution of such action shall be borne by, and any money recoveries received as a result of such action shall belong to, Licensee; provided, however, that the net amount of any such recovery upon a final, non-appealable judgment, after deducting the aggregate amount of all and every cost and expense of such an action (including attorneys' fees, court costs, printing fees, witness fees, etc.), shall be included in Licensee's Net Sales for the purpose of calculating the Royalty;

                           (e) Licensor acknowledges that the Current Names have established prestige and good will in the field of fashion apparel and that it is of major importance to Licensee that the high standards and reputation of the Current Names be maintained. Licensor will not take any action which would be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Licensee shall not be entitled to damages by reason of Licensor's breach or default of its obligations under this paragraph 8.1(e) and Licensee's sole ready shall be to terminate this Agreement not pursuant to paragraph 10.1(b) hereof;

                           (f) If Licensor hereafter registers any new Name in any part of the world, Licensor will promptly thereafter advise Licensee; and

                           (g) At the request of Licensee, Licensor will from time to time, at no cost or expense to Licensee, deliver promptly to Licensee (i) instruments executed by Licensor granting to Licensee the exclusive license in and to each trade name or trademark (for the classes of use contemplated by this Agreement) used by Licensee hereunder for a Royalty Product and/or instruments evidencing such grant, which instruments shall be in form and substance satisfactory to Licensee's trademark counsel in such counsel's reasonable judgment,
         (ii) "short form" agreements of this Agreement (for recordings and other reasonable purposes) provided that the same shall be in all respects consistent with the rights and obligations hereunder of, respectively, Licensor and Licensee, and (iii) such other and additional documents and instruments as may reasonably be requested by Licensee in furtherance of and to implement the purposes and provisions of this Agreement and the transactions provided for herein.

                  8.2      Licensee covenants and agrees as follows:

                           (a) Licensee will diligently promote the sale of the Royalty Products and will use its best efforts in this regard;

                           (b) It is understood that Licensor assumes no liability to Licensee or third parties with respect to the performance characteristics of the Royalty Products, and Licensee will protect, defend, indemnify and save harmless Licensor, its employees and agents, against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, for product liability claims of third persons arising out of the use of such products by such third persons. Licensee will carry product liability insurance policies in such amount as Licensee, in its sole judgment and discretion deems adequate and will cause Licensor and Lauren to be included as additional named insureds under such policies and will provide Licensor with copies of insurance certificates evidencing same;

                           (c) Licensee will not during the term of this Agreement, or at any time thereafter, disclose to any person, firm, corporation, or business (other than

         Licensor's licensee with respect to Licensed Products in the United States of America) any confidential information concerning the conduct of the business and affairs of Licensor which Licensee my have acquired during the course of this Agreement except as may be required pursuant to law and then only upon advance notice to Licensor;

                           (d) The Royalty Products shall be of high quality and workmanship. For the purposes of ascertaining Licensee's compliance with the last preceding sentence, Licensee and its Sub-licensees will permit duly authorized representatives of Licensor to inspect the Royalty Products and Licensee shall upon request of Licensor submit to Licensor samples of all such products;

                           (e) Licensee acknowledges that the Current Names have established prestige and good will in the field of fashion apparel and that it is of major importance to Licensor that in the manufacture, advertising, distribution, promotion and sale of Royalty Products, the high standards and reputation of the Current Names be maintained. Licensee will not take any action which would be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Without limiting the generality of the foregoing, Licensee shall maintain the high prestige and good will of the Current Names in all manufacturing, advertising, distribution, promotion and sale of the Royalty Products. Licensor's remedies for breach or default by Licensee under this paragraph 8.2(e) shall be limited to termination of this Agreement pursuant to paragraph 10.1(a) hereof and/or injunctive relief.

                           (f) Licensee acknowledges that, except as set forth in paragraph 7.1 hereof, Licensor has not represented to Licensee that Licensor, Lauren or PFI have any trademarks, trade names or other rights or interests in or to the Names or that persons other than Licensor, Lauren or PFI have no such trademarks, trade names or other rights or interest. If Licensee uses any Name as a trademark, trade name or product name for a Royalty Product without registration of the same (except as may be necessary to establish its use in commerce) Licensee will protect, defend, and save harmless Licensor, Lauren and PFI from and against any claim of third persons for infringement, counterfeit or passing off against them arising out of the use of such unregistered Name provided that (x) in correction therewith neither Licensor, Lauren nor PFI shall have misrepresented to Licensee their rights or interests in or to such Name whether in this Agreement or in any other instrument, and (y) such claim shall not arise by reason of any action taken or not taken by Licensor, Lauren, or PFI in breach of any obligation they may have to Licensee whether arising under this Agreement or under any other instrument; and

                           (g) Licensee shall protect, indemnify and save harmless Licensor, Lauren and PFI and each of their employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of Licensee contained in this Agreement.

                  9.       Relationship of Parties.

                  This Agreement shall not create nor be considered to create the relationship of master and servant, principal and agent, partnership or joint venture between the parties hereto, and neither party shall be liable for any obligation, liability, representation, negligent act or omission to act an the part of the other except as expressly set forth herein.

                  10.      Termination.

                  10.1 This Agreement and License shall continue in full force and effect until terminated in one of the following ways, but in any event shall terminate upon termination of the Design Agreement being executed simultaneously herewith:

                           (a) By Licensor, in the event that (i) any royalty is not paid by Licensee when due and such failure to pay is not cured within ten (10) days following notice to the Licensee of such failure (unless such payment is disputed by Licensee in good faith, in which event the time to cure a failure to make payment shall begin after the rendition of an unappealable final judgment by an arbitration panel or court of competent jurisdiction), (ii) the Design Agreement being executed simultaneously herewith is terminated pursuant to the provisions of paragraph 8(a) thereof, (iii) in each of any two (2) consecutive fiscal years of the Licensee commencing after

         December 31, 1986, the aggregate sum of Licensee's Net Sales under this Agreement shall average less than [***] Dollars per year, (iv) Licensee fails or refuses to maintain high standards of quality for Royalty Products as provided by subparagraph 8.2(d) hereof, unless such failure or refusal is cured within one hundred and twenty (120) days after notice of the same has been given by Licensor (with respect to products sold after the end of such period), (v) Licensee makes an assignment for the benefit of creditors or is adjudged in any legal proceeding to be a voluntary or involuntary bankrupt, (vi) the representations of Licensee herein are not true and correct in any material respect, or
         (vii) there shall be a substantial breach by Licensee of any other material provision of this agreement which breach shall not have been cured within ninety (90) days after Licensor shall have given Licensee notice of the same;

                           (b) By Licensee, in the event that (i) Licensor, Lauren or PFI makes an assignment for the benefit of creditors or is adjudged in any legal proceeding to be voluntarily or involuntarily bankrupt, (ii) the Design Agreement being executed simultaneously herewith is terminated pursuant to the provisions of paragraph 8(b) thereof, (iii) the representations of Licensor herein are not true and correct in any material respect, or (iv) there shall be a substantial breach by Licensor of any other material provision of this Agreement, which breach shall not have been cured within ninety (90) days after Licensee shall have given Licensor notice of the same; and

                           (c) For the purpose of subparagraphs (a) and (b) of this paragraph 10.1, a breach of this Agreement shall be deemed to be cured if the course of conduct or mission comprising or causing such breach is timely brought to an end whether or not the effects of such prior conduct or omission continue thereafter.

                  10.2 The exercise by either party hereto of any of the foregoing rights of termination shall not constitute a waiver of other rights and remedies available to such terminating party, including, unless otherwise specifically provided herein, any right to damages. The failure by either party to insist upon the strict performance of any provision hereof shall not constitute a waiver by such party of its right to strict performance of such provision in the future nor shall a waiver of any right hereunder on any occasion constitute a waiver of such right on any other occasion.

                  10.3 During the "Post-Termination Period" referred to in paragraph 10.4 hereof, Licensee, its Affiliates and its Sub-licensees may continue to sell Royalty Products which were in inventory, in process, or for which written orders had been received from customers, as of the date of termination of this Agreement. Upon the conclusion of the Disposal Period (i) the License and all Sub-licenses shall terminate and Licensee, its Affiliates and its Sub-licensees shall be prohibited from making any further use of the Names or associated crests, symbols, logos and identifying marks, and (ii) all rights and interests in and to the Names shall belong to and be the property of Licensor, and Licensee, its Affiliates and its Sub-licensees shall have no further or continuing right or interest therein (subject only to the rights of Licensee under paragraph 10.4 hereof).

                  10.4 Notwithstanding anything to the contrary elsewhere herein contained, Licensor will not, will not authorize or license anyone else to, and will not permit any business entity owned or controlled by it to, (i) use any "Restricted Name" (as hereinafter defined) for or in connection with a Licensed Product marketed during the "Post-Termination Period" (as hereinafter defined),
(ii) grant any person, firm, corporation or business any right, license or privilege to use during the Post-Termination Period any Restricted Name for or in connection with a Licensed Product, (iii) use any "Restricted Package Design" (as hereinafter defined) for a Licensed Product marketed during the Post-Termination Period, or (iv) grant any person, firm, corporation or business any right, license or privilege to use any Restricted Name for or in connection with a Licensed Product unless such person, firm, corporation or business agrees, for the benefit of Licensee, that it will not use a Restricted Package Design during the Post-Termination Period. For the purposes of this paragraph 10.4, the term (x) "Restricted Name" shall mean each and any Name and associated crest, symbol, logo or identifying mark used by Licensee as a trade name, trademark or product name for or in connection with a Royalty Product prior to the termination of this Agreement, (y) "Post-Termination Period" shall mean the period of one hundred and eighty (180) days after date of termination of this Agreement if this Agreement is terminated by Licensor under the provisions of subparagraph 10.1(a) hereof or the period of three hundred and sixty-five (365) days after the date of termination of this Agreement if this Agreement is terminated by Licensee under the provisions of subparagraph 10.1(b) hereof, and (z) "Restricted Package Design" shall mean the design of any cap, bottle and/or carton used by Licensee for any Royalty Product prior to the termination of this Agreement and any design for a cap, bottle and/or carton which would be confusingly similar thereto. For the purposes of this paragraph 10.4 a product shall be deemed to be marketed as of and on the date when a shipment is first made to a retailer or other wholesale customer.

                  10.5 Within forty-five (45) days following the date of termination of this Agreement if this Agreement is terminated by Licensor under the provisions of subparagraph 10.1(a) hereof and within one hundred and eighty
(180) days after the date of termination of this Agreement if this Agreement is terminated by Licensee under the provisions of subparagraph 10.1(b) hereof, Licensee shall furnish to Licensor a certificate of Licensee listing its inventories (and those of its Affiliates and Sub-licensees) of Royalty Products (which defined term for purposes of this paragraph shall include all packaging which is used in the manufacture and marketing of Royalty Products) on hand or in process wherever situated. Licensor or Licensor's designee shall have the option (but not the obligation) to purchase from Licensee and its Affiliates and Sub-licensees all of their (and that of its Affiliates and Sub-licensees) then existing inventory of Royalty Products upon the following terms and conditions:

                                    (i) Licensor shall notify Licensee of its or
                  its designee's intention to exercise the foregoing option within 30 days of delivery of the certificate referred to above.

                                    (ii) The price for Royalty Products
                  manufactured by Licensee or its Affiliates or Sub-licensees on hand or in process shall be the Cost of Goods (as defined in paragraph 4.6(f)) for each such Royalty Product. The price for all other Royalty Products which are not manufactured by Licensee or its Affiliates or Sub-licensees shall be the landed costs therefor. Landed costs for the purposes hereof means the F.O.B. price of the Royalty Products together with customs, duties, and brokerage, freight and insurance.

                                    (iii) Within fifteen (15) days of receipt of
                  the notice referred to in clause (i) above, Licensee shall deliver or cause to be delivered the Royalty Products purchased at a place to be designated by Licensor. Payment of the purchase price for the Royalty Products so purchased by Licensor or its designee shall be payable upon delivery thereof, provided that Licensor shall be entitled to deduct for such purchase price any amounts owed it by Licensee. Notwithstanding anything else to the contrary elsewhere herein contained, once Licensee shall have received the notice referred to in clause (i) above, the provisions contained in paragraph 10.4 hereof and in the first sentence of paragraph
                  10.3 hereof shall no longer be applicable.

                  11.      Assignment; Sub-licenses.

                  11.1 Licensor may assign its rights to royalties under this Agreement, but such assignment shall not have the effect of releasing or discharging Licensor from its obligations hereunder unless Licensee shall expressly so agree in writing.

                  11.2 Licensee my assign its rights and obligations under this Agreement only (i) to a transferee of substantially all of its business or assets and upon the express assumption of all of Licensee's obligations hereunder by such transferee or to a successor to Licensee's business by way of merger, consolidation or other business combination or (ii) to an Affiliate, in which case Licensee shall remain liable hereunder.

                  11.3 Licensee and its Affiliates who have entered into sub-license agreements hereunder shall have the right to grant sub-licenses consistent with the uses permitted by the License to sub-licensees, subject to the following terms and conditions:

                           (a) Each sub-license shall state that the sub-license is issued pursuant to this Agreement as it shall be amended from time to tire, and shall incorporate and be subject to the relevant terms and provisions of this Agreement, as it may be amended from time to time, and shall further state that to the extent the sub-license conflicts with this Agreement or the Design Agreement, the terms of this Agreement or the Design Agreement, as the case may be, shall control;

                           (b) Each sub-license shall provide that it shall terminate upon the termination of this Agreement and shall give Licensee the same rights of termination with respect to the sub-licensees which Licensor has under this Agreement with respect to Licensee;

                           (c) Each sub-license shall be consistent with the provisions of the License in all other respects;

                           (d) Each sub-license shall not release or discharge Licensee from any of its obligations hereunder and Licensee shall remain directly and primarily liable to Licensor under this Agreement regardless of such sub-license;

                           (e) Licensee shall furnish to Licensor an executed copy of each sub-license as soon as practicable after the execution thereof; and

                           (f) Each sub-license shall expressly provide that Licensor and Lauren are third party beneficiaries of the sub-license and entitled to enforce the sub-license and protect any and all interests they may have therein under this Agreement or under the Design Agreement, as the case may be. Licensor and Lauren shall not institute any action against a sub-licensee to enforce a sub-license or to protect their interests without first extending to Licensee an opportunity to take such actions of its own as may be appropriate under the circumstances. The commencement of an action by Licensor or Lauren against a sub-licensee shall not in and of itself be deemed to constitute a breach by Licensee hereunder or under the Design Agreement.

Prior to executing a sub-license, Licensee shall advise Licensor of the identity of the proposed sub-licensee which Licensee shall reasonably believe to be economically sound and capable of performing under the sub-licensee agreement. Prior notice will not be required if the proposed sub-licensee is an affiliate of Licensee, or is a company which is included in the L'Oreal Group of companies as identified on Schedule C annexed hereto. Each person or entity which is authorized by or through Licensee to manufacture (or cause to be manufactured) Licensed Products or which pays a percentage royalty (or similar form of compensation) to Licensee or its Affiliates based on net sales of Licensed Products shall enter a sub-license pursuant to the foregoing provisions of this paragraph 11.3 and is referred to in this Agreement as a "Sub-licensee." Licensee shall have, and is hereby granted, the right and privilege to cause Licensor to grant a license, consistent with the uses permitted by the License, to any person (whether an individual, firm, joint venture, corporation or other entity, and whether or not affiliated with Licensee) to whom a sub-license could be granted pursuant to the provisions of this paragraph 11.3, which license will be granted by Licensor on such terms and conditions as Licensee may reasonably require provided the same are not inconsistent with the rights and obligations hereunder of, respectively, Licensor and Licensee, and provided further that Licensor approves the form of such license which approval will not be unreasonably withheld or delayed by Licensor. All references in this Agreement to Sub-licensee(s) include any such person (whether or not an Affiliate) to whom a license is granted by Licensor pursuant to the last preceding sentence.

                  12.      Arbitration, Equitable Remedies and Damages.

                  12.1 Any controversy, claim or dispute arising out of or relating to this Agreement or breach thereof, except with respect to an application pursuant to paragraph 12.2 hereof, shall be settled by binding arbitration in accordance with the rules of the International Chamber of Commerce, by three arbitrators selected in accordance with such rules, and Judgment upon any award so rendered may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. Notice of arbitration shall be sufficient if made or given in accordance with the provisions of article 15 hereof.

                  12.2 In the event of a breach or threatened breach of this Agreement, any party hereto shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.

                  12.3 If the representations of Licensor contained herein are not true and correct in any material respect or if there shall be a substantial breach by Licensor of any covenant contained herein, which breach shall not have been cured within ninety (90) days after Licensee shall have given Licensor notice of the same then, and in such event, Licensee shall have the right, in addition to any and all other rights and remedies the Licensee has against Licensor by reason of the same, to set off any and all damages, costs, expenses, losses and other injuries sustained by Licensee by reason of such misrepresentation or breach against any sums payable by Licensee to Licensor under this Agreement.

                  13.      Licensor's Right of Approval.

                  Licensor has been given the right of approval in this Agreement with respect to various actions and classes of actions which may be taken or are proposed to be taken by Licensee during the term hereof. If Licensor fails to exercise such right within thirty (30) days (by informing Licensee whether Licensor grants or withholds its said approval) Licensor shall be deemed to have given its approval to Licensee with respect to the Letter as to which its approval was sought.

                  14.      Further Assurances.

                  Each of the parties hereto forthwith upon request from the other shall execute and deliver such documents and take such action as may be reasonably requested in order fully to carry out the intent and accomplish the purposes of this Agreement.

                  15.      Notices.

                  All notices, approvals or other communications required under or contemplated by this Agreement shall be in writing and shall be deemed given when transmitted by telex (with confirmed answerback) or delivered in person or fifteen (15) days after sent, postage prepaid, by registered mail, as follows:

                           (a)      If to Licensor, addressed as follows:
                                    The Polo/Lauren Company
                                    40 West 55 Street
                                    New York, New York  10019
                                    Attention:  President
                                    Telex:  420747 POLOFAS

         with a copy to:

                                    Mark N. Kaplan, Esq.
                                    Skadden, Arps, Slate, Meagher & Flom
                                    919 Third Avenue
                                    New York, New York 10022
                                    Telex: 645899

                           (b)      If to Licensee, addressed as follows:

                                    L'Oreal
                                    Centre Eugene Schueller
                                    41, Rue Martre
                                    92117 Clichy Cedex, France
                                    Attention:  Directeur Juridique et Financier
                                    Telex:  613088 CELER

         with a copy to:

                                    John F. Flaherty, Esq.
                                    Gibney Anthony & Flaherty
                                    420 Lexington Avenue
                                    New York, New York 10170
                                    Telex:  649388

Any party to this Agreement may change the address to which notices or other communications are to be sent to it hereunder by notice similarly given.

                  16.      Binding Effect.

                  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

                  17.      Governing Law.

                  This Agreement shall be construed and governed in accordance with the internal laws of the State of New York without regard to choice of law provisions.

                  18.      Entire Agreement.

                  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and may not be changed or terminated orally. No modification or waiver of any provisions hereof shall be valid unless signed by the party to be charged therewith.

                  19.      Severability.

                  The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction.

                  20.      Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized person as of the 1st day of January, 1985.

                                     L'OREAL S.A.


                                     By:    /s/ Marc de Lacherriere
                                           -----------------------------------

                                     Date:   October 8, 1985
                                           -----------------------------------

                                     THE POLO/LAUREN COMPANY, a New
                                        York Limited Partnership

                                     By:      Polo Fashions, Inc.,
                                              General Partner


                                     By:    /s/ Peter Strom
                                           -----------------------------------

                                     Date:   October 8, 1985
                                           -----------------------------------

                                   SCHEDULE A


                                LICENSED PRODUCTS


Fragrances and Scents

Perfume
Cologne
Toilet Water
Aftershave lotion

Cosmetic Preparations

Eyebrow coloring
Eye Highlighter
Eyelashes
Eyeliner
Eyeshadow or Contour
Mascara
Lipstick
Lip gloss
Lip undercoat
Cheek Color - Blushers, Gels, Rouges
Face powder
Make-up foundation/Base/Lightner
False fingernails
Nail polish
Nail hardener
Nail polish remover
Cuticle remover/Softener
Nail polish undercoat/Base coat
Leg and Body Make-up
Masks and Peelers/Firmers
Massages
Make-up remover
Formulated special facial preparations
Depilatories
Wrinkle, Line, Stretch mark, and Cellulite preparations

Personal Hygiene Products

Mouthwash/Breath freshener/Throat lozenges
Underarm deodorant/Antiperspirant
Talcum/Bath powder/Spray
Blemishes/Pores/Acne preparations
Therapeutic preparations
Eyedrops (non-prescription)
Feminine hygiene deodorant
Douches
Foot powder/spray
Bubble bath/oil/capsule
Hand or body lotion/oil/cream

Toiletries

Soap, plain/deodorant
Suntan preparations/sun screen/bronzing agents
Hair shampoo
Shave cream/Gel/Soap
Pre-shave/beard softener
Astringents, Fresheners, Toners
Hand, Face and Body cleansers
Moisturizers/Protectors
Lubricants/Night preparations
Body preparations
Appliances/Devices Applicators
Nail clippers and files
Cuticle tools
Combs and Brushes
Hair spray/lacquer
Hair color/Dye/Lightner
Hair dressing
Hair Setting/Waving gel/Solution
Home permanent
Hair straightener/relaxer
Hair cream rinse/conditioner

                                   Schedule B


The Polo/Lauren Company
1107 Fifth Avenue
New York, New York 10028

Mr. Ralph Lauren
c/o Polo Fashions, Inc.
40 West 55th Street
New York, New York 10019

Gentlemen:

                  Reference is made to the fragrance and cosmetics trademark license agreement, dated January 1, 1985 (the "Foreign License Agreement"), between The Polo/Lauren Company ("PLC"), a New York limited partnership, and L'Oreal S.A. ("L'Oreal"), a corporation organized under the laws of France. L'Oreal wishes to create a French corporation under the name "Parfume Ralph Lauren et Cie." ("PRL"), pursuant to which it shall conduct all operations relating to the Foreign License Agreement. You are hereby requested to acknowledge below your consent to the use of the name "Ralph Lauren" as part of the foregoing corporate name of PRL, subject to the provisions hereinafter set forth.

                  1. L'Oreal agrees to promptly execute, deliver and/or file and to cause PRL to promptly execute, deliver and/or file (i) any documents necessary to effect the change of PRL's corporate name, so as to delete therefrom, the name "Ralph Lauren," or any reference, direct or indirect, thereto, as promptly as practicable after, but in no event later than the earlier of (x) sixty (60) days after its receipt of a written communication from PLC or Ralph Lauren requesting that PRL terminate its use of such name or reference or (y) fifteen (15) days following the termination of the Foreign License Agreement and (ii) any consents or similar instruments requested by PLC or Ralph Lauren in connection with the use of the name "Ralph Lauren" as part of a corporate name or trademark by any third party or third parties. In conjunction with any change of name required hereunder, L'Oreal shall cause PRL to cease to use in any manner the name "Ralph Lauren" unless otherwise agreed. PLC shall not unreasonably make a request pursuant to the foregoing clause (i) for PRL to terminate its use of the aforementioned name.

                  2. L'Oreal agrees that for so long as the name "Ralph Lauren" comprises a part of PRL's corporate name, PRL shall not engage or be involved, directly or indirectly, in any business other than the sale of products manufactured by or under license from PLC, such business to be conducted only in accordance with the Foreign License Agreement.

                  3. L'Oreal recognizes that the name "Ralph Lauren" is associated with, and forms a part of, numerous registered trademarks and service marks presently being used in connection with, among other things, various articles of wearing apparel and free standing stores (the "Marks"). L'Oreal further acknowledges that the Marks have acquired valuable secondary meanings and goodwill with the public and that products and stores bearing the Marks have acquired a reputation of high quality and style. To the extent any rights in and to any of the Marks are deemed to accrue to L'Oreal or PRL by virtue of the adoption of the name "Ralph Lauren" by PRL as part of its corporate name, this letter agreement or otherwise, L'Oreal shall cause any and all such rights, at such time as they may be deemed to accrue, to be assigned to PLC. L'Oreal and PRL will execute any instruments requested by PLC which PLC deems necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein.

                  4. L'Oreal agrees to cause PRL, upon PRL's formation, to execute an agreement by which PRL will agree to be bound by the terms of this letter agreement.

                  Without in any manner limiting any of the rights granted to L'Oreal pursuant to the Foreign License Agreement, L'Oreal hereby acknowledges and agrees that, except as specifically provided herein, nothing contained in this letter agreement shall be construed to grant L'Oreal or PM the right or authority to (i) use any of the Marks for any purpose whatsoever or (ii) use the name "Ralph Lauren".

                                                     Very truly yours,

                                                     L'OREAL S.A.

                                                     By:
                                                         ----------------------

AGREED AND CONSENTED TO:

THE POLO/LAUREN COMPANY
By: Polo Fashions, Inc.,
         General Partner

By:
    ---------------------------------

-------------------------------------
Ralph Lauren

                                   Schedule C



List 1                                                     List 2
------                                                     ------
Countries in which the L'OREAL Group                       Countries in which L'OREAL operates
operates through affiliated companies.                     through agents under marketing control.

ARGENTINA                                                  CANADA
AUSTRIA                                                    SWITZERLAND
AUSTRALIA
BELGIUM
BRAZIL
CHILE
DENMARK
FINLAND
FRANCE
GERMANY (West)
GREECE
HOLLAND
HONG KONG
ITALY
JAPAN
LUXEMBURG
MEXICO
NEW ZEALAND
PORTUGAL
SOUTH AFRICA
SPAIN
SWEDEN
UNITED KINGDOM
URUGUAY
VENEZUELA

                                  L'OREAL S.A.
                             Centre Eugene Schueller
                                 41, Rue Martre
                               92117 Clichy Cedex
                                     France


                                                           As of January 1, 1985



Mr. Ralph Lauren
1107 Fifth Avenue
New York, New York 10028

         and

Polo Fashions, Inc.
40 West 55th Street
New York, New York 10019

Gentlemen:

                  Reference is made (i) to a restated foreign license agreement (the "License Agreement") dated January 1, 1985 between L'Oreal S.A., a corporation organized under the laws of France (the "Licensee"), and The Polo/Lauren Company, a New York limited partnership (the "Licensor"), which License Agreement is being executed simultaneously herewith and (ii) a foreign design and consulting agreement (the "Design Agreement") dated as of January 1, 1985 between Ralph Lauren ("Lauren") individually and doing business under the name Ralph Lauren Design Studio, and Licensee, which Design Agreement is being executed simultaneously herewith. The License Agreement and the Design Agreement are hereinafter, at times, referred to collectively as the Agreements.

                  In order to induce the Licensee to enter into the Agreements and to perform the obligations imposed on the Licensee thereunder, the Licensor has requested Lauren and Polo Fashions, Inc., a New York corporation ("PFI"), to confirm to the Licensee certain representations, warranties, covenants and acknowledgments, which representations, warranties, covenants and acknowledgments have previously have been made to the Licensor by Lauren and PFI.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. Lauren and PFI, jointly and severally, hereby make the following representations and warranties to Licensee, which are confirmatory of the rights received by the Licensor under various agreements (the "Transfer Agreements") among the Licensor, Ricky Lauren and Mark N. Kaplan as trustees under an Agreement dated September 21, 1976 (the "Trustees"), Lauren and PFI each of which shall be deemed to be independently material and relied upon by the Licensee, regardless of any investigation made or information obtained by the Licensee:

                           (a) As of November 12, 1976, PFI was the registered owner of, and Lauren had consented to the use of his name in connection with the registration of, the trademarks (i) "Polo (with design) by Ralph Lauren", United States Patent Office Registration No. 978,166 covering certain products in U.S. Class 39, (ii) "Ralph Lauren" (and Polo Player Design), United States Patent Office Registration No. 984,005 covering certain products in U.S. Class 39, (iii) "Chaps by Ralph Lauren", United States Patent Office Registration No. 1,016,955 covering certain products in U.S. Class 39 and (iv) "Polo by Ralph Lauren" covering certain products in U.S. Class 26. PFI and Lauren, by written instrument duly executed by them in favor of Licensor, have given their consent and agreement to interpose no objection to the registration, use and licensing of the foregoing trademarks, the Names and all other names and marks which either or both (or any business entity which is now or hereafter owed or controlled, directly or indirectly, by either or both of them), may hereafter develop or own (except such other names and marks as are not used in connection with any fashion related product) in connection with the manufacture and/or distribution and sale of Licensed Products, as contemplated by the License Agreements;

                           (b) Licensor has the full right, power and authority to execute and deliver, and perform the terms of, the License Agreement and the consummation of the transactions contemplated by the License Agreement will not violate any agreement to which Licensor, Lauren or PFI is a party or by which they, it or he may be bound;

                           (c) Without limiting the generality of the last preceding subparagraph, Licensor has the full right to grant the License and neither Licensor, Lauren nor PFI is a party to or bound by any agreement in conflict with the License Agreement or with any provision thereof. Except as may be provided in the Agreements, neither Licensor, Lauren nor PFI has granted to any other person, firm, corporation or business any right, license or privilege to use the Names or associated crests, symbols, logos or identifying marks, or any crest, symbol, logo or identifying marks which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee under the License Agreement;

                  2. In further confirmation of their prior transfer of rights to Licensor, Lauren and PFI, jointly and severally, covenant and agree with Licensee as follows:

                           (a) Lauren and PFI will not, and will not permit any business entity owned or controlled by them to, grant any person, firm, corporation or business (other than Licensee) any right, license or privilege to use in the Territory the Names or associated crests, symbols, logos or identifying marks or any name, crest, symbol, logo or identifying mark which would be confusingly similar thereto in connection with any Licensed Product, or which would have the effect of infringing upon the exclusivity of the License granted to Licensee under the License Agreement;

                           (b) Lauren and PFI hereby confirm Foreign Licensor's authority to appoint Licensee as its attorney-in-fact to apply for and register, in accordance with the provisions of the Agreements, in the name of Licensor, in any part of the Territory all trade names and trademarks which make use of the Names or are associated therewith as applied to Licensed Product. Lauren and FFI will cooperate with Licensee in all manners and respects, but at Licensee's expense, to enable Licensee to obtain the aforesaid registrations, and Lauren and PFI will execute any further agreements, documents and instruments as may be necessary to effect the same;

                           (c) Lauren and PFI will not at any time disclose to any person, firm, corporation or business (other than to the licensee with respect to Licensed Products in the United States of America, if required in connection with a program for the Licensed Products there) any confidential information (including, without limitation, customer lists) concerning the conduct of the business and affairs of Licensee or of any subsidiary or affiliate of Licensee which they may acquire except as may be required pursuant to law and then only upon advance notice to Licensee;

                           (d) Lauren and PFI shall protect, indemnify and save harmless Licensee and each of Licensee's officers, directors, employees and agents against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees, arising out of the breach or material inaccuracy of any of the representations, warranties, covenants and agreements of (x) Licensor contained in the License Agreement or (y) Lauren or PFI, contained in this letter.

         Licensee shall have the right in its discretion, and with counsel of its own choosing, to take any action, legal or otherwise, in its own name and/or in the name of Lauren or PFI, at Licensee's discretion, to protect any trade name or trademark covered by the License from infringement, counterfeiting or passing off. prior to taking any such action, Licensee shall advise Licensor of its intention to commence the proposed action and thereafter, at Lauren or PFI's request, shall promptly furnish Lauren and/or PFI with copies of relevant documents and Lauren and PFI advised of developments relating to the action. Lauren and PFI shall cooperate with Licensee, and if requested, shall join in as a plaintiff in any such action with counsel designated by Licensee. Any legal expenses incurred in the prosecution of such action shall be borne by, and any money recoveries received in such action, shall belong to, Licensee (subject only to the rights, if any, of Licensor to a royalty on any such recovery as expressly provided in the License Agreement);

                           (e) Lauren and PFI acknowledge that the Current Names have established prestige and good will in the field of fashion apparel and that it is of major importance to Licensee that the high standards and reputation of the Current Names be maintained. Neither Lauren nor PFI will take action which will be likely to injure or damage the reputation for high quality which has come to be associated with the Current Names. Licensee shall not be entitled to damages by reason of Lauren's or PFI's breach or default of their obligations under this subparagraph (e) and Licensee's sole remedy under the Agreements shall be to terminate the Agreements pursuant to the provisions thereof.

                           (f) Lauren and PFI believe and intend that they have transferred and assigned to Licensor all rights required by Licensor to enable Licensor to fully perform its obligations under the License Agreement. Nevertheless, in confirmation thereof, if Lauren or PFI or any entity owned or controlled by them now has or may hereafter acquire any right or interest in or to any of the Names and if such right or interest is required to or should properly be owned by Licensor under the License Agreement or to otherwise fully perform Licensor's obligations thereunder, then, and in such event, the following provisions shall apply:

                                    (i) Lauren and PFI shall promptly transfer
                  and assign such right and interest to Licensor, without cost or expense to Licensee, and (ii) for the purpose of the License Agreement and Licensee's rights thereunder, such rights and interests shall be deemed to be the property of Licensor (whether or not they are actually assigned or transferred to Licensor as provided in clause (i) above);

                           (g) If Lauren or PFI hereafter register any new Name in any part of the world, they will promptly thereafter advise Licensee of the same;

                           (h) Lauren will not permit his name to be used by any Unaffiliated Third Person as the designer or creator of a line of clothing or any other line of fashion related products owned, manufactured or distributed by such Unaffiliated Third Person, unless such Unaffiliated Third Person agrees, for the benefit of Licensee, that neither Ralph Lauren's name or the name of Ralph Lauren as part of a trade name or trademark used for or in connection with such line of clothing or other line of fashion related products will be used in the Territory by such Unaffiliated Third Person (or by any person licensed or authorized by him) for a line of Licensed Products or in connection with the sale, distribution or promotion thereof. The term "Unaffiliated Third Person" shall mean every person and business entity except Licensor, the Trustees, Lauren, PFI and each business entity owned or controlled directly or indirectly, by them; and

                           (i) In further confirmation of their prior transfer of rights to Licensor, (i) Lauren and PFI do hereby join in each of the covenants and agreements of Licensor contained in the License Agreement (including, without limitation, the covenants and agreements of the Licensor set forth in paragraphs 2.2, 8.1, 10.4 and 14 of the License Agreement) and (ii) Lauren and PFI expressly consent to all of the other terms and conditions of the License Agreement and will deliver such documents and take such action as may be reasonably requested in order to enable Licensor to fully carry out the intent and accomplish the License Agreement.

                  3. Licensee acknowledges that, except as set forth in paragraph 1 hereof, Lauren and PFI have not represented to Licensee that Licensor, Lauren or PFI have any trademarks, trade names or other rights or interests in or to the Names or that persons other than Licensor, Lauren or PFI have no such trademarks, trade names or other rights or interests. If Licensee uses any Name as a trademark, trade name or product name for a Royalty Product without registration of the same (except as may be necessary to establish its use in commerce) Licensee will protect, defend and save harmless Lauren and PFI from and against any claim of third persons for infringement, counterfeiting or passing off against Lauren or PFI arising out of the use of such unregistered Name provided that (x) neither Lauren, PFI nor Licensor shall have misrepresented to Licensee their rights or interests in or to such Name whether in this letter, in the License Agreement or any other instrument, and (y) such claim shall not arise by reason of any action taken by Lauren, PFI or Licensor in breach of any obligation they may have to Licensee whether arising under this letter, the License Agreement or any other instrument.

                  4. In the event of a breach or threatened breach of any of the covenants of Lauren or PFI contained in this letter, Licensee shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties to this Agreement that the covenants and agreements of Lauren and PFI hereunder be specifically enforced to the maximum extent permitted by law.

                  If the representations of Lauren herein contained are not true and correct in any material respect or if there shall be a substantial breach by Lauren of any of its covenants hereunder, which breach shall not have been cured within ninety (90) days after Licensee shall have given Lauren notice of same, such misrepresentation or breach shall be deemed and shall constitute a breach of the Design Agreement, and Licensee shall have the right, in addition to any and all rights and remedies that Licensee has against Lauren by reason of the same, to (i) terminate the Design Agreement and/or (ii) set off any and all damages, costs, expenses, losses, and other injuries sustained by Licensee by reason of such misrepresentation or breach against any sums payable by Licensee under the Design Agreement, except as otherwise provided in this letter or under the Design Agreement.

                  5. In all instances where Lauren has a right of approval herein, such right may be exercised personally by Lauren or by the Ralph Lauren Design Studio. If Lauren or the Ralph Lauren Design Studio fails or is unable to exercise such right within thirty (30) days (by informing Licensee whether Lauren grants or withholds his said approval) Lauren shall be deemed to have given his approval to Licensee with respect to the matter as to which his approval was sought.

                  6. Licensee covenants and agrees with Lauren and PFI, as follows:

                           (a) Licensee will not disclose to any person, firm, corporation, or business any confidential information concerning the conduct of the business and affairs of Lauren or PFI which Licensee may acquire; and

                           (b) It is understood that Licensor, Lauren and PFI assume no liability to Licensee or third parties with respect to the performance characteristics of the Royalty Products, and Licensee will protect, defend, indemnify and save harmless, Licensor, Lauren and PFI, their officers, employees and agents, against any and all liabilities, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys' fees and disbursements, for product liability or breach of warranty claims of third persons arising out of the use of such Products by such third persons.

                  7. All notices, approvals or other communications required under or contemplated by this Letter shall be in writing and (x) if given to Licensee, Licensor or Lauren shall be delivered in the manner provided in the Agreements, and (y) if given to PFI shall be transmitted by telex (with confirmed answerback) or delivered in person or sent, postage paid, by registered or certified mail, return receipt requested. as follows:

                                    Polo Fashions, Inc.
                                    40 West 55th Street
                                    New York, New York 10019
                                    Attention:  President
                                    Telex:  420747 POLOFAS

                           with a copy to:

                                    Mark N. Kaplan, Esq.
                                    Skadden, Arps, Slate, Meagher &
                                      Flom
                                    919 Third Avenue
                                    New York, New York 10022
                                    Telex:  645899

                  8. All terms used in this Letter Agreement shall be defined for the purposes hereof as provided in the Agreements unless otherwise expressly defined herein.

                  9. This Letter Agreement supersedes a prior letter agreement made and dated November 22, 1976 (executed an June 30, 1978) among Cosmair, Inc. (as successor to the rights of Warner/Lauren Ltd.) and Lauren and PFI and the rights, duties and obligations of the parties from this date forth shall be governed by this Letter Agreement.

                                            Very truly yours,

                                            L'OREAL S.A.



                                            By: /s/ Marc de Lacherriere
                                               ------------------------------

READ AND AGREED TO:


   /s/ Ralph Lauren
-----------------------------
Ralph Lauren


POLO FASHIONS, INC.


By:   /s/ Peter Strom
    -------------------------

                             SUPPLEMENTARY AGREEMENT
                    TO THE RESTATED FOREIGN LICENSE AGREEMENT
                           DATED AS OF JANUARY 1, 1985




                  AGREEMENT, dated as of October 1, 1991, supplementing the Restated Foreign License Agreement (the "License Agreement") dated as of January 1, 1985 by and between L'OREAL SA ("Licensee") and The POLO/LAUREN COMPANY ("Licensor"). All terms used but not defined herein shall have the respective meanings ascribed to them in the License Agreement.

                  Licensee desires Licensor to obtain DOS MUNECOS' consent, pursuant to paragraph 2.5 (c) of the License Agreement, to Licensee's manufacturing, promoting, marketing and selling Licensed Products in Argentina.

                  Licensor desires Licensee to supply Licensor's store licensees in Argentina with Licensed Products.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1/ Licensor hereby gives Licensee notice that DOS MUNECOS has consented to Licensee's manufacturing, promoting, marketing and selling Licensed Products in Argentina and therefore to Licensee's using any Name or any associated crests, symbols, logos or identifying marks in Argentina and, if need be, having itself recognized by the relevant Argentinian authorities as the Registered (or official) user of same for so long as, and on the condition that, Licensee supplies the retail stores listed on Schedule A hereto, and such other retail stores as may hereafter be opened and operated in South America under authority and control of Licensor and will not materially adversely affect Licensee's distribution plans or interests for Licensed Products in South America (collectively, "Store Licensees") with Licensed Products at a price equal to the price at which Licensee sells such Licensed Products to other retailers not affiliated with Licensee.

                  2/ All sales by Licensee to Store Licensees hereunder shall be on the same terms and conditions as those set forth in the License Agreement and the Foreign Design and Consulting Agreement dated as of January 1, 1985 between Ralph LAUREN and Licensee, with no other or extra payment whatsoever from Licensee to either Licensor, Ralph LAUREN or DOS MUNECOS (other than such payments as are required under such Agreements).

                  3/ Licensee's agreement to supply Store Licensees as set forth herein is subject to DOS MUNECOS causing each proposed Store Licensee to execute an agreement in the form annexed hereto as Schedule B and to strictly comply with its terms and conditions. Licensor shall also have DOS MUNECOS instruct the Store Licensees to collaborate with Licensee in order to harmonize the Licensed Products' marketing, merchandising and retail price policies, to the possible and lawful extent in each country. In addition, if a Store Licensee should materially adversely affect Licensee's distribution plans or interests for Licensed Products in South America, then Licensee and Licensor shall endeavor to take such steps as may be reasonable or necessary to settle the problem.

                  4/ To the extent any distribution of Licensed Products by any Store Licensee as contemplated herein may be inconsistent with the regulations of the country in which such Store Licensee is located, Licensee and Licensor, with DOS MUNECOS' cooperation, shall conform such distribution to such regulations.

                  5/ Licensee acknowledges that DOS MUNECOS' permission may, if Licensee fails to supply Licensed Products to Store Licensees in the manner set forth herein for another cause than set forth in Point 3 above, be revoked, whereupon all rights of Licensee to manufacture, promote, market and sell Licensed Products in Argentina shall terminate within the 90 days following the receipt by Licensee of the corresponding written notice of revocation.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

L'OREAL S.A.                                      THE POLO/LAUREN COMPANY
                                                  BY :  POLO RALPH LAUREN
                                                         CORPORATION

By:   /s/ P. Castres Saint Martin                 By:   /s/ Cheryl L. Sterling
    ---------------------------------                 -------------------------
    P. CASTRES SAINT MARTIN
    Vice-President, Directeur General
    de l'Administration et des Finances

                                   SCHEDULE A

Name and Address of Store                                     Owner

Polo/Ralph Lauren                                    Ariel and Marta Feldsztejn
Callao 1200 Esq. Arenales
Buenos Aires, Argentina

Polo/Ralph Lauren                                    Polo Ralph Lauren Sudamericana
Unicenter Shopping
Parana 3745
Martinez-Buenos Aires, Argentina

Polo/Ralph Lauren                                    Jose Carlos Kalil
Rua Oscar Freire 789
01456-Sao Paulo-SP, Brazil

Polo/Ralph Lauren                                    Jose Carlos Kalil
Shopping Center Iguatemi
Avenida Brigadiero Faria Lima
1191-Loja X53
CEP. - 01451
Sao Paulo, Brazil

Polo/Ralph Lauren                                    Cecilia T. D'Orey Veiga
Rua Visconde de Piraja # 401
Ipanema
CEP - 22410, Brazil

Polo/Ralph Lauren                                    Jose Carlos Kalil
Park Shopping Loja 112
Brasilia, CEP 70000, Brazil

Polo/Ralph Lauren                                    Americo E Tanta Buaiz
Rua Aleixo Neto
773-Praia Do Canto
29055-Vitoria-ES, Brazil



Polo/Ralph Lauren                                    Carlos Alberto Cartoni
El Bosque Morte 0275
Las Condes, Santiago, Chile

Polo/Ralph Lauren                                    Juan Alberto Etcheverrito
Calle 18, Esq. 29
Punta del Este, Uruguay

                                   SCHEDULE B

                              (ENGLISH TRANSLATION)


                  AGREEMENT L'OREAL'S SUBSIDIARIES / POLO SHOPS



Gentlemen,

We have accepted to allow you to sell the fragrances known and marketed under the "POLO-RALPH LAUREN" trademarks in your shop located at :..........

In this way your shop is able to offer, within the very peculiar surroundings of the trademarks, all the items which contribute to the trademarks' value and which illustrate, for the consumer, the RALPH LAUREN style.

We have drawn your attention to the fact that because of their nature, these high class fragrances are destined to a selective distribution and that they are usually marketed only through specialized retailers which enter into special agency agreements with our company. Accordingly the presence of these fragrances in your shop is exceptional and is justified by our willing of enhancing the trademarks' value by gathering together different classes of items marketed under the trademarks in the very few privileged sales points which use the names "POLO/RALPH LAUREN".

The fragrances are sold to your shop in the aforesaid framework only and with a view to satisfying a normal demand from the consumers.

Therefore you may not, under any circumstances, make any sale of the fragrances which would not be intended for individuals, for their personal use. The purpose of this provision is to warn you against possible attempts from third parties "to pick up" the fragrances and resell them outside from the authorized agents network.

 We remain at your disposal for any further information.

Please confirm your agreement to the foregoing by returning to us a copy of this letter duly approved and signed by you.

                                                     Yours faithfully,

Made in two original copies
In........................
On  .....................

                                   SCHEDULE B

CONTRAT ENTRE LES FILIALES DE L'OREAL ET LES BOUTIQUES POLO


Monsieur,

Nous avons accepte de vous permettre la vente des Parfums "POLO-RALPH LAUREN" dans votre boutique :
                   ..........................................
                   ..........................................
                   ..........................................

Cette boutique offre ainsi dans l'ambiance propre a la marque, une presentation de 1'ensemble des produits qui participent a sa valeur et situe, pour le consommateur le Style RALPH LAUREN.

Nous avons attire votre attention sur le fait que les produits de Parfumerie POLO/RALPH LAUREN appartiennent par vocation a une distribution selective et qu'ils ne sont commercialises que par l'intermediaire de parfumeurs ayant signe un contrat de distributeur agree. La presence de ces produits dans votre magasin revet un caractere tres exceptionnel justifie par le souci d'une valorisation de la marque par la reunion dans quelques points de vente privilegies a son enseigne, des differents produits qui la portent.

Les produits de parfumerie susvises ne vous sont vendus que dans ce contexte et pour repondre a une demande de votre clientele.

Il est bien convenu que vous vous interdisez en particulier toute vente qui ne serait pas destinee a un consommateur pour son usage personnel ou celui de ses proches. Nous entendons par cette clause vous mettre en garde contre d'eventuelles tentatives dites "de ramassage" par lesquelles nos produits risqueraient de se trouver en vente en dehors du reseau de distributeurs agrees, ce que nous sommes tres attentifs a controler.

Nous sommes bien evidemment a votre disposition pour tout renseignement a cet egard.

Nous vous prions de bien vouloir marquer votre accord en nous retournant un des deux exemplaires de la presente sur lequel vous aurez fait preceder votre signature au bas de celle-ci de la mention "lu et approuve".

Nous vous prions d'agreer, Monsieur, 1'expression de nos sentiments distingues.

 Fait en deux exemplaires, a.........
 le .................................